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                                                                      Exhibit 20


                           [MERRILL LYNCH LETTERHEAD]

                                                              September 18, 1995

Board of Directors
National Convenience Stores Incorporated
100 Waugh Drive
Houston, TX 77007

Gentlemen:

     Circle K Acquisition, Inc. (the "Purchaser"), an indirect wholly-owned subsidiary of The Circle K Corporation ("Circle K"), has commenced an offer (the "Offer") to acquire all of the outstanding shares of common stock of National Convenience Stores Incorporated (the "Company"), par value $0.01 per share, including the associated rights to purchase preferred stock (the "Shares"), at $20.00 per Share, and all outstanding warrants to purchase Shares (the "Warrants") issued pursuant to the warrant agreement dated as of March 9, 1993 between the Company and Boatman's Trust Company, as Warrant Agent, at a purchase price of $2.25 per Warrant, in each case, net to the seller in cash, subject to the terms and conditions set forth in its Offer to Purchase and the related Letters of Transmittal dated September 7, 1995 (the "Offer to Purchase"). You have asked us whether, in our opinion, the proposed cash consideration to be received by the holders of the Shares and the holders of the Warrants pursuant to the Offer is adequate to such Shareholders and Warrant holders, other than Circle K and the Purchaser, from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended June 30, 1994 and the Company's Form 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1994, December 31, 1994 and March 31, 1995;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

     (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

     (4) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company;

     (5) Compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

     (6) Compared the proposed financial terms of the Offer with financial terms of certain other transactions which we deemed to be relevant;

     (7) Reviewed the Tender Offer Statement on Schedule 14D-1, dated September 7, 1995 (including the Offer to Purchase) filed by the Purchaser and Circle K with the Securities and Exchange Commission in connection with the Offer; and

     (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.
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     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company. With respect to the financial forecasts furnished by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have, in the past, provided financial advisory and financing services to the Company and Circle K and have received fees for the rendering of such services.

     In addition, in the ordinary course of business, we may actively trade the securities of both the Company and Circle K for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and Circle K.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed cash consideration to be received by the holders of the Shares and the holders of the Warrants pursuant to the Offer is inadequate to such Shareholders and Warrant holders, other than Circle K and the Purchaser, from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED